As Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123994

PROSPECTUS SUPPLEMENT NO. 7

(TO PROSPECTUS DATED APRIL 22, 2005)

VIROPHARMA INCORPORATED

$75,000,000

6% CONVERTIBLE SENIOR NOTES DUE 2009 AND

THE SHARES OF COMMON STOCK ISSUABLE

UPON CONVERSION OF THE SENIOR CONVERTIBLE NOTES AND

UPON MAKE-WHOLE INTEREST PAYMENTS

This prospectus supplement relates to the resale by holders of the shares of common stock issued upon conversion of the 6% convertible senior notes due October 18, 2009 and upon make-whole interest payments. This prospectus supplement should be read in conjunction with the prospectus dated April 22, 2005 and the prospectus supplements dated April 25, 2005, June 20, 2005, July 26, 2005, November 9, 2005, December 16, 2005 and January 27, 2006 which are to be delivered with this prospectus supplement. There are no longer any senior convertible notes outstanding.

The table of selling securityholders contained on pages 46-48 of the prospectus is hereby amended to add the entities named below as selling securityholders and/or to reflect a change in the amount of notes beneficially owned by the entities below. The information in the table below has been provided by the selling securityholders. The selling securityholders named below and those named in the prospectus, as supplemented to date, may have sold, transferred or otherwise disposed of all or a portion of their senior convertible notes and common stock since the date on which they provided the information regarding their ownership, in transactions exempt from the registration requirements of the Securities Act of 1933. These dispositions would affect the data in this table and in the prospectus.

Name of Beneficial Owner	Principal Amount of senior convertible notes Beneficially Owned and Offered Hereby ($)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock that May be Offered	Percentage of Common Stock Outstanding After Completion of the Offering (if one percent or more)
Steven E. Tisch 1999 Trust	—	14,700	14,700	*
Jonathan M. Tisch 1999 Trust	—	14,701	14,701	*
Laurie Tisch Sussman 1999 Trust	—	14,700	14,700	*

*	Less than 1%.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2006